Exhibit 5
                                                                 -------------

August 22, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Gentlemen,

Reference is made to the registration statement on Form S?8 to be filed by Teleglobe Inc., a Canadian corporation (the "Company"), with the Securities and Exchange Commission relating to 7,000,000 Common Shares, no par value, of the Company.

I have examined all such records of the Company and all such agreements, certificates of public officials and such other documents as I have deemed relevant and necessary as a basis for the opinions hereinafter expressed. Based on such examination, I am of the opinion that the Common Shares of the Company to be issued pursuant to the Teleglobe Inc. Amended and Restated Stock Option Plan will be, when issued in compliance with such plan, legally issued, fully-paid and non-assessable.

I am Senior Director, Legal Affairs and Assistant Corporate Secretary of the Company. As of June 30, 2000, I held 24,280 Common Shares of the Company, which includes 23,608 shares which I have the right to acquire pursuant to stock options.

I hereby consent to the use of this opinion as an Exhibit to the above-mentioned registration statement.

Very truly yours,

/s/ Michel Lalande
Senior Director, Legal Affairs